NEWSRELEASE

FOR IMMEDIATE RELEASE
May 25, 2006

Contacts:
Analysts Jay Gould Susan Stuart	(614) 480-4060 (614) 480-3878	Media Jeri Grier-Ball Maureen Brown	(614) 480-5413 (614) 480-4588

HUNTINGTON BANCSHARES INCORPORATED ANNOUNCES
6 MILLION SHARE ACCELERATED SHARE REPURCHASE PROGRAM

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN) today announced the repurchase of 6.0 million shares of common stock, or 2.4% of its shares outstanding as of March 31, 2006, from Bear Stearns under an accelerated share repurchase program. The initial price paid per share was $23.42 for an aggregate payment of approximately $140.5 million. This accelerated repurchase was pursuant to Huntington’s previously announced 15.0 million share repurchase program. The repurchased shares were placed into treasury to be used for general corporate purposes.

The accelerated share repurchase program enabled Huntington to purchase the shares immediately, while Bear Stearns may purchase shares in the market over a period of up to four months. In connection with the repurchase of these shares, Huntington entered into a variable share forward sale agreement, which provides for a settlement, reflecting a price differential based on the adjusted volume-weighted average price as defined in the agreement with Bear Stearns. The variable share forward agreement may be settled in shares or in cash, at Huntington’s discretion. Any settlement will be reflected in the treasury stock line on Huntington’s balance sheet at the end of the repurchase.

The 6.0 million shares repurchased under the accelerated share repurchase program are in addition to 2.1 million shares repurchased in the open market after March 31, 2006 through May 19, 2006. No additional open market purchases under the current 15.0 million share repurchase authorization will be made until after the accelerated share repurchase program is completed. With these repurchases, 6.9 million shares remain available under the current share repurchase authorization.

About Huntington

Huntington Bancshares Incorporated is a $36 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 140 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 380 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,000 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, North Carolina, Pennsylvania, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

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